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                                                                     EXHIBIT 5.1


                     [Drinker Biddle & Reath LLP Letterhead]



                                 April 14, 1999


WorldGate Communications, Inc.
3220 Tillman Drive, Suite 300
Bensalem, Pensylvania 19020

                  Re:      REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         As counsel to WorldGate Communications, Inc, (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering
(i) 5,000,000 shares (the "Firm Shares") of common stock (the "Common Stock") which are being sold by the Company and (ii) up to 750,000 shares (the "Additional Shares" and together with the Firm Shares, the "Shares") of Common Stock which the underwriters will have an option to purchase from the Company solely for the purpose of covering over-allotments, if any, pursuant to the terms of an underwriting agreement (the "Underwriting Agreement"). All of the Shares will be sold by the underwriters for whom Gerard Klauer Mattison & Co., Inc., Jefferies & Company, Inc. and Janney Montgomery Scott Inc. are acting as representatives (the "Underwriters").

         In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-Laws, each as amended through the date hereof, minutes and resolutions of its Board of Directors, and such other documents and corporate records relating to the Company and the Shares as we have deemed appropriate for the purpose of rendering this opinion. We have assumed for purposes of this opinion that the 2 for 3 reverse stock split of the Company's Common Stock approved by the Company's board of directors and stockholders has become effective with the State of Delaware. We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others.


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         Based upon the foregoing, it is our opinion that, when issued and sold pursuant to the terms of the Underwriting Agreement, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                           Very truly yours,


                                           /s/ Drinker Biddle & Reath LLP

                                           Drinker Biddle & Reath LLP






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